                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Host Marriott Services Corporation
                                (Name of Issuer)

                          Common Stock, US no par value
                         (Title of Class of Securities)

                                   4409140109
                                 (CUSIP Number)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------
CUSIP No.  4409140109                     13G
----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Foreign & Colonial Management Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United Kingdom
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER


                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,555,000
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,555,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,555,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                    [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------
CUSIP No. 4409140109                      13G
-------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hypo Foreign & Colonial Management (Holdings) Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United Kingdom
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER


                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,555,000
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,555,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,555,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                          [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC, CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                 Name of Issuer:
---------                  --------------
                           Host Marriott Services Corporation

Item 1(b).                 Address of Issuer's Principal Executive Offices:
---------                  -----------------------------------------------
                           10400 Fernwood Road
                           Bethesda, MD 20817

Item 2.
------
                   (a)     Name of Person(s) Filing:
                           ------------------------
                           Foreign & Colonial Management Limited ("F&C Limited") and Hypo Foreign & Colonial Management (Holdings) Limited ("F&C Holdings" and, together with F&C Limited, the "Reporting Entities").

                   (b)     Address of Principal Business Office or, if none,
                           Residence:
                           -------------------------------------------------
                           The address of the principal business office of each of the Reporting Entities is Exchange House, Primrose Street, London EC2A 2NY, England.

                   (c)     Citizenship:
                           -----------
                           Each of the Reporting Entities is a corporation organized under the laws of the United Kingdom.

                   (d)     Title of Class of Securities:
                           ----------------------------
                           Common Stock, US no par value per share ("Common Stock").

                   (e)     CUSIP Number
                           ------------
                           4409140109.

Item 3.
------
                   (a) As of the date hereof, F&C Limited is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 ("Advisers Act").

                   (b) F&C Holdings is a Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) under the Securities Exchange Act of 1934 ("Exchange Act") (Note: See Item 7).

Item 4.                    Ownership
------                     ---------
                            (a)     1,555,000 shares comprised of Common Stock

                            (b)     4.5%

                            (c)     (i) none
                                    (ii) 1,555,000
                                    (iii) none
                                    (iv) 1,555,000

Item 5.                    Ownership of Five Percent or Less of a Class:
------                     --------------------------------------------
                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.                    Ownership of More than Five Percent on Behalf of
------                     Another Person:
                           ------------------------------------------------
                           Dividends received from, and any proceeds from the sale of, Common Stock, if any, by F&C Limited are allocated by F&C Limited to the applicable accounts of its clients and are distributed or retained in accordance with F&C Limited's investment management agreements with those clients.

Item 7.                    Identification and Classification of the
------                     Subsidiary Which Acquired the Security Being
                           Reported on By the Parent Holding Company:
                           --------------------------------------------
                           F&C Holdings currently owns 100% of the outstanding capital stock of F&C Limited. F&C Limited is filing pursuant to Rule 13d-1(b)(1)(i)(E) under the Exchange Act as an Investment Adviser registered under Section 203 of the Advisers Act. A Joint Filing Agreement was executed to this effect on February 13, 1997 and was filed as Exhibit I to Schedule 13G filed for the Reporting Entities on February 10, 1997 which is herein incorporated by reference.

Item 8.                    Identification and Classification of
------                     Members of the Group:
                           ------------------------------------
                           Not Applicable

Item 9.                    Notice of Dissolution of Group:
------                     ------------------------------
                           Not Applicable

Item 10.                   Certification:
-------                    -------------
                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998


                                       FOREIGN & COLONIAL MANAGEMENT LIMITED


                                       By:  /s/ Graham R. Walker
                                       Name:    Graham R. Walker
                                       Title: Director



                                       HYPO FOREIGN & COLONIAL MANAGEMENT
                                       (HOLDINGS) LIMITED


                                       By: /s/ Rob. G. Donkin
                                       Name:   Rob. G. Donkin
                                       Title: Secretary